UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2010

DOCUMENT SECURITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

New York	1-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Federal Plaza, Suite 1525 28 East Main Street Rochester, NY	14614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

Not Applicable

(Former name or former address, if changed since last report.)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under and Off-Balance Sheet Arrangement of Registrant

On October 8, 2010, the Company wholly owned subsidiary, Premier Packaging Corporation amended its  Credit Facility Agreement with RBS Citizens, N.A. (“Citizens Bank”) to add a Standby Term Loan Note pursuant to which Citizens Bank will provide Premier Packaging Corporation with up to $450,000 towards the funding of eligible equipment purchases.   The Company has 12 months to draw on the Standby Term Loan, after which the balance of funds advanced will be converted into a 5 year term loan.  Interest accrues at LIBOR plus 3.00%.   The Credit Facility Agreement was amended to include the Standby Term Loan Note and contains customary representations and warranties, affirmative and negative covenants, and events of default and is secured by all of the assets of Premier Packaging Corporation.  The Credit Facility is secured by cross guarantees by Document Security Systems, Inc., and its other wholly owned subsidiaries, Plastic Printing Professionals, Inc. and Secuprint, Inc.   On October 12, 2010, the Company drew approximately $53,000 from the Standby Term Loan Note for the purchase of certain equipment.

 The summary of the material provisions of the credit facility Citizens Bank set forth above is qualified in its entirety by reference to the Credit Facility Agreement and related agreements filed as exhibits hereto.

Item 9.01  Financial Statements and Exhibits

(a) Exhibits

Exhibit No.	Description

10.1	Standby Term Loan Note dated October 8, 2010 by and among Premier Packaging Corporation and RBS Citizens, N.A.
10.2	Amended and Restated Credit Facility Agreement dated October 8, 2010 by and among Premier Packaging Corporation and RBS Citizens, N.A.
10.3	Amended and Restated Security Agreement dated October 8, 2010 by and between RBS Citizens, N.A. and Document Security Systems, Inc,, Plastic Printing Professionals, Inc. and Secuprint, Inc.
10.4
Amended and Restated Guaranty and Indemnity Agreement dated October 8, 2010 by and between RBS Citizens, N.A. and Document Security Systems, Inc,, Plastic Printing Professionals, Inc. and Secuprint, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: October 14, 2010	By:	/s/ Patrick A. White
Patrick A. White
Chief Executive Officer